Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated effective as of July 8, 2016, is made by and between Arthur D. Sams (“Executive”) and Polar Power, Inc., a California corporation (the “Company”) (collectively, the “Parties”).

RECITALS:

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

WHEREAS, the Parties entered into an Employment Agreement on or about October 1, 2013, setting forth certain terms of Executive’s employment with the Company (the “Original Employment Agreement”) and now seek to supersede and replace the Original Employment Agreement with this Agreement;

WHEREAS, once this Agreement is executed by the Parties, the Parties agree that the Original Employment Agreement shall have no further force or effect;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.          Employment by the Company.

1.1           Position. Subject to terms and conditions set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2           Duties and Location. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with Executive’s then current title, consistent with the bylaws of the Company and as required by the Company’s Board of Directors (the “Board”). Executive shall report to the Board. Executive’s primary office location shall be a location mutually acceptable to both the Executive and the Company. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time as agreed to by Executive, and to require reasonable business travel.

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1.3           Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.          Compensation.

2.1           Salary. For services to be rendered hereunder, Executive shall receive an annual salary at the rate of $200,000.00, paid bi-weekly (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Executive’s Base Salary shall be reviewed annually and may be increased as approved by the Compensation Committee of the Board in its sole discretion.

2.2           Annual Bonus. Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”). Whether any Annual Bonus will be awarded, and the amount of the Annual Bonus awarded to Executive, shall be determined by the Compensation Committee of the Board in its sole discretion based upon its consideration of both the Company’s performance and Executive’s performance. Since the Annual Bonus is intended both to reward past Company and Executive performance and to provide an incentive for Executive to remain with the Company, Executive must remain an active employee through the date that any such bonus is awarded to him in order to earn any such bonus. Executive will not earn any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the Annual Bonus is awarded to him. Any Annual Bonus awarded by the Board shall be paid within the first quarter after the end of the calendar year.

2.3           Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans which may be in effect from time to time and provided by the Company to its employees generally; provided, however, that Executive shall not be entitled to accrued vacation pay.

2.4           Vacation. Executive shall be entitled to five (5) weeks paid vacation each year.

2.5           Expenses; Car Allowance. The Company shall pay or reimburse Executive for business expenses reasonably incurred by Executive in connection with the performance of Executive’s duties in accordance with the policies of the Company as may be in effect from time to time, including presentation of receipt or other backup or supporting documentation. Executive shall also be provided a monthly car allowance in the amount of $750.00.

2.6           Equity-Based Awards. Executive shall be eligible for grants of restricted stock, stock options, stock appreciation rights, restricted stock units, incentive awards, other stock-based awards and dividend equivalents (collectively, “Equity-Based Awards”) from time to time as shall be determined by the Compensation Committee of the Board in its sole discretion, and shall be subject to such vesting, exercisability, and other provisions as the Compensation Committee of the Board may determine in its discretion, after reviewing the performance of both Executive and the Company. All Equity-Based Awards shall be governed in all respects by the terms of the applicable agreements executed in connection with any grant and the plan documents governing such Equity-Based Awards.

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2.7           Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold from any amounts otherwise due or payable under or pursuant to this Agreement or otherwise such U.S. federal, state and local income, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.          Confidential Information Obligations.

3.1           Confidential Information.

(a)          During the term of this Agreement, the Company will provide to Executive certain confidential and proprietary information owned by the Company as more fully described below. Executive acknowledges that he occupies or will occupy a position of trust and confidence with the Company, and that the Company would be irreparably damaged if Executive were to breach the covenants set forth in this Section 3.1(a). Accordingly, Executive agrees that he will not, without the prior written consent of the Company, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by the Company to be disclosed in the course of performing Executive’s duties under this Agreement for the Company, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information obtained by Executive during his employment hereunder related to the Company or any parent, subsidiary or affiliated person or entity (collectively, “Confidential Information”). Confidential Information shall include, without limitation, information about the Company’s Inventions (as defined in Section 3.2(a)), customer lists and product pricing, data, know-how, formulae, processes, ideas, past, current and planned product development, market studies, computer software and programs, database and network technologies, strategic planning and risk management. Executive acknowledges and agrees that all Confidential Information of the Company and/or its affiliates will be received in confidence and as a fiduciary of the Company. Executive will exercise utmost diligence to protect and guard the Confidential Information.

(b)          Executive agrees that he will not, without the express written consent of the Board, take with him upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

(c)          Executive agrees that he will, upon the termination of his employment, return all the Company’s property including but not limited to vehicles leased or owned by the Company, mobile telephone, fuel card, personal computer, all documents, working papers, information whether stored on computer disc or otherwise, and all other records relating to the Company and its business. Executive agrees that he will confirm in writing that he has complied with this clause, if requested to do so by the Company, within seven (7) days of receipt of such a request.

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(d)          Executive agrees that, while Executive is employed with the Company, he will not, either directly or indirectly, have an interest in any business (whether as manager, operator, licensor, licensee, partner, 5% or greater equity holder, employee, consultant, director, advisor or otherwise) competitive with the Company or any of its business activities or solicit individuals or other entities that are customers or competitors of the Company. Executive further agrees that, for a period of twenty-four (24) months after the date of termination of this Agreement (the “Restricted Period”), Executive shall not use the Company’s trade secrets, either directly or indirectly, to compete in any way with the business of the Company and will not solicit individuals or other entities that are customers or competitors of the Company during the six-month period immediately prior to the date of termination of this Agreement, to terminate or change their contracts or business relations with the Company. Executive also agrees that, for the Restricted Period, he will not, either directly or indirectly, solicit any employee of the Company to terminate such employee’s employment with the Company.

(e)          For purposes of this Section 3.1, “the Company” shall include any of its parents, subsidiaries or any other entity in which it holds a 50% or greater equity interest.

3.2           Inventions.

(a)          Any and all inventions, product, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs or styles, software applications or programs (collectively, “Inventions”) made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during the term of Executive’s employment with the Company and for a period of two (2) years thereafter that may be directly or indirectly related to the business of, or tests being carried out by, the Company, or any of its parents, subsidiaries, shall be promptly disclosed by Executive to the Company and shall be the Company’s exclusive property. The following provisions of the California Labor Code shall supplement this Section 3.2(a):

SECTION 2870 OF THE CALIFORNIA LABOR CODE

Application of Provisions Providing that Employee Shall Assign or Offer to Assign Rights in Inventions to the Company.

(a)          Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)         Relate at the time of conception or reduction to practice of the invention to employer’s business, or actual or demonstrably anticipated research or development of employer; or

(2)         Result from any work performed by the employee for employer.

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(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(b)          Executive will, upon the Company’s request and without additional compensation, execute any documents necessary or advisable in the opinion of the Company’s legal counsel to direct the issuance of patents to the Company with respect to Inventions that are to be the Company’s exclusive property under this Section 3.2 or to vest in the Company title to the Inventions; the expense of securing any patent, however, shall be borne by the Company.

(c)          Executive will hold for the Company’s sole benefit any Invention that is to be the Company’s exclusive property under this Section 3.2 for which no patent is issued.

3.3           Third Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4.          Outside Activities During Employment.

4.1           Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

4.2           No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, except as a passive investor in mutual or exchange traded funds.

5.          Termination Of Employment.

5.1           At-Will Relationship. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

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5.2           Termination without Cause; Resignation for Good Reason. If, at any time, the Company terminates Executive’s employment without Cause (as defined herein), or Executive resigns with Good Reason (as defined herein), and Executive executes and delivers to the Company a general release in favor of, and in a form satisfactory to, the Company (the “Separation Date Release”), and does not revoke the Separation Date Release during any applicable revocation period prescribed by law and the Separation Date Release becomes effective within sixty (60) days following Executive’s termination date, then the Company will provide Executive with the following severance benefits:

(a)          Cash Severance. The Company shall pay Executive a single cash payment equal to (A) 200% of Executive’s then-current Base Salary (i.e., twenty-four (24) months of severance), plus (B) 200% of the average amount of Executive’s Annual Bonus paid during the two (2) calendar years immediately preceding the date of termination, less all applicable federal, state and local withholdings and payable on the date the Separation Date Release becomes effective.

(b)          Continued Health Insurance Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after termination of Employment. If eligible and if Executive timely elects continued health insurance coverage, then the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of eighteen (18) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

5.3           Termination for Cause; Resignation Without Good Reason. If the Company terminates Executive’s employment with the Company for Cause, or Executive resigns without Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.4           Termination Due to Death or Disability.

(a)          Death. This Agreement shall terminate immediately upon Executive’s death and Executive’s estate shall not be entitled to any further compensation from the Company (other than accrued salary through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

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(b)          Disability. If Executive is incapacitated by accident, sickness or otherwise such that Executive is incapable of performing the services set forth in Section 1.1, and such incapacity is certified by a qualified medical doctor, then this Agreement shall terminate. In such an event, and if Executive or someone authorized to act on his behalf executes and delivers the Separation Date Release and allows such release to become effective within sixty (60) days following Executive’s termination date, then the Company will provide Executive with the following severance benefits; provided, however, that these severance benefits shall be reduced by any amounts provided to Executive by any federal or state disability insurance payments or benefits, and any private insurance disability payments or benefits, provided to Executive:

(i)          Cash Severance. The Company shall pay Executive a single cash payment equal to 100% of Executive’s then-current Base Salary (i.e., twelve (12) months of severance), less all applicable federal, state and local withholdings and payable on the date the Separation Date Release becomes effective.

(ii)         Continued Health Insurance Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after termination of Employment. If eligible and if Executive timely elects continued health insurance coverage, then the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of twelve (12) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

5.5           Termination due to Change in Control. If, at any time, the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, within three (3) months before or otherwise in anticipation of, or within twelve (12) months after, a Change in Control (as defined below), and Executive executes and delivers the Separation Date Release and allows such release to become effective within sixty (60) days following Executive’s termination date, then the Company will provide Executive with the following severance benefits:

(a)          Cash Severance. The Company shall pay Executive a single cash payment equal to (A) 200% of Executive’s then-current Base Salary (i.e., 24 months of severance), plus (B) 200% of the average amount of Executive’s Annual Bonus paid during the two calendar years immediately preceding the date of termination, less all applicable federal, state and local withholdings, and payable on the date the Separation Date Release becomes effective.

(b)          Continued Health Insurance Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after termination of Employment. If eligible and if Executive timely elects continued health insurance coverage, then the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of eighteen (18) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

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5.6           Deferred Compensation. If the Company determines that any of the severance benefit payments fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Internal Revenue Code, and the regulations and other guidance thereunder, to the severance benefit payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 5.6 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 5.6; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.

5.7           Limitation on Payments. In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the parachute payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5.7 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes and may be relied upon by the Company. For purposes of making the calculations required by this Section 5.7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall further to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.7.

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5.8           No Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise, except for health insurance benefits as set forth herein.

5.9           Definitions.

(a)          For purposes of this Agreement, “Cause” shall mean any one or more of the following:

(i)          Executive’s indictment or conviction of any felony or of any crime involving dishonesty;

(ii)         Executive’s participation in any fraud or other act of willful misconduct against the Company (including any material breach of Company policy that causes or reasonably could cause harm to the Company);

(iii)        Executive’s refusal to comply with any lawful directive of the Company;

(iv)        Executive’s material breach of Executive’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement; or

(v)         Conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

Provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall, within twenty (20) days after the discovery of such event, provide written notice to the Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

(b)          For purposes of this Agreement, Executive shall have “Good Reason” for Executive’s resignation if: (w) any of the following occurs without Executive’s consent; (x) Executive notifies the Company in writing, within twenty (20) days after the occurrence of one of the following events that Executive intends to terminate his employment no earlier than thirty (30) days after providing such notice; (y) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition, and (z) the Executive resigns from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so:

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(i)          the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s authority, duties or responsibility; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material diminution of Executive’s authority, duties or responsibility;

(ii)         a material reduction by the Company in Executive’s annual base salary, except to the extent the base salaries of all other executive officers of the Company are accordingly reduced;

(iii)        a relocation of Executive’s place of work, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location that increases Executive’s daily one-way commute by more than fifty (50) miles; or

(iv)        any material breach by the Company of any material provision of this Agreement, including but not limited to Section 7.7.

(c)          For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, in a single transaction or series of related transactions: (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities of the Company representing a majority (e.g., 50% plus one share) of the combined voting power of the Company, (ii) there is a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) all or substantially all of the Company’s assets are sold.

6.          Arbitration.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Orange County, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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7.          General Provisions.

7.1           Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

7.2           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

7.3           Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4           Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement supersedes and replaces the Original Employment Agreement in its entirety and the Original Employment Agreement shall have no further force or effect. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by the Executive and a duly authorized officer of the Company.

7.5           Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6           Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

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7.7           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably. The Company shall obtain the assumption of this Agreement by any successor or assign of the Company.

7.8           Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

In Witness Whereof, the parties have executed this Agreement.

POLAR POWER, INC.

		By:	/s/ Keith Albrecht
Keith Albrecht, Director and Chair of the Audit Committee

Understood and Agreed:

Executive

By:	/s/ Arthur D. Sams
Arthur D. Sams

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